EXHIBIT (a)(9)




                                      December 18, 1996



The Board of Directors
Conrail Inc.
2001 Market Street
Philadelphia, PA 19103

Dear Members of the Board:

          You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock, par value $1 per share ("Common Stock"), and of Series A ESOP Convertible Preferred Stock (such Preferred Stock together with the Common Stock is referred to as the "Shares") of Conrail Inc. (the "Company") of the consideration to be received in a series of transactions (collectively, the "Transactions") pursuant to the Agreement and Plan of Merger among the Company, CSX Corporation ("CSX") and Green Acquisition Corp. ("Tender Sub"), dated as of October 14, 1996, as amended as of November 5, 1996 and as further amended as of December 18, 1996 (collectively the "Merger Agreement"). Pursuant to the Merger Agreement, on November 21, 1996, Tender Sub accepted for payment pursuant to an offer to purchase (the "First Offer") 19.9% of the outstanding Shares at a price of $110.00 per share net in cash (the "Offer Consideration"). The terms of the Merger Agreement provide, among other things, that (i) if certain conditions are satisfied, Tender Sub will accept for payment pursuant to an offer to purchase (the "Second Offer" and together with the First Offer, the "Offer") additional Shares such that the Shares purchased in the First Offer and the Second Offer will total a number of Shares (the "Designated Number") equal to 40% of the fully diluted Shares excluding the Option Shares referred to below (the "Fully Diluted Shares") and (ii) subject to, among other things, the favorable required vote of holders of Shares, pursuant to the First Merger and the Second Merger (each as defined in the Merger Agreement and collectively referred to herein as the "Merger"), each remaining outstanding Share (other than Shares owned by the Company as treasury stock or owned by CSX, Tender Sub or any other subsidiary of CSX and other than Shares held by holders who properly exercise and perfect dissenter's rights, if any) will be converted into the right to receive (the "Merger Consideration") (x)
1.85619 shares of Common Stock of CSX, par value $1.00 per share ("CSX Common Stock"), and (y) convertible


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preferred stock of CSX (the "Additional Securities") having a value to be determined in accordance with the terms of the Merger Agreement on a fully distributed basis equal to $16 per Share; provided that if less than the Designated Number of Shares is purchased pursuant to the Offer, the Merger Consideration will be adjusted so that when taken together with the Offer, 60 percent of the Fully Diluted Shares will each have been converted into the right to receive the Merger Consideration and 40 percent of the Fully Diluted Shares will have received or been converted into the right to receive an amount of cash equal to the Offer Consideration. The Offer Consideration and the Merger Consideration are collectively referred to herein as the "Consideration."

          In connection with the rendering of this opinion, we have:

          (i) Reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transactions, all as set forth in the Merger Agreement, and the option agreement between Company and CSX pursuant to which CSX was granted the right to purchase shares of Common Stock (the "Option Shares") and the option agreement between CSX and the Company pursuant to which the Company was granted the right to purchase shares of CSX Common Stock, each dated October 14, 1996 (collectively, the "Option Agreements");

          (ii) Analyzed certain historical business and financial information relating to the Company and CSX;

          (iii) Reviewed certain financial forecasts and other data provided to us by the Company and CSX relating to the businesses of the Company and CSX, respectively, including the most recent business plan for the Company prepared by the Company's senior management, in the form furnished to us;

          (iv) Conducted discussions with members of the senior managements of the Company and CSX with respect to the businesses and prospects of the Company and CSX, respectively, the strategic objectives of each and possible benefits which might be realized following the Merger;

          (v) Reviewed public information with respect to certain other companies in the lines of businesses we


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     believe to be generally comparable in whole or in part to the businesses of the Company and CSX and reviewed the financial terms of certain other business combinations involving companies in lines of businesses we believe to be generally comparable in whole or in part to the businesses of the Company and CSX that have recently been effected;

          (vi) Reviewed the historical stock prices and trading volumes of Common Stock and CSX Common Stock; and

          (vii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

          We have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed any responsibility for independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or CSX nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of managements of the Company and CSX as to the future financial performance of the Company and CSX, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

          Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          In rendering our opinion, we have assumed that (i) the Transactions will be consummated substantially on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto, and that obtaining the necessary regulatory approvals for the Transactions will not have an adverse effect on CSX or the Company or on the trading value of CSX Common Stock or the Additional Securities and (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company.


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          We are acting as financial advisor to the Company's Board of
Directors in connection with the Transactions and will receive fees for such services, a substantial portion of which fees are contingent upon the consummation of the Transactions. Our Firm has in the past provided and is currently providing investment banking and financial advisory services to the Company and has received customary fees for rendering such services. Our Firm has in the past also provided investment banking and financial advisory services to CSX and has received customary fees for rendering such services.

          Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered in connection with its consideration of the Transactions. This opinion is not intended to and does not constitute a recommendation to any holder of Shares as to whether such holder should tender Shares pursuant to the Offer or vote to approve the Merger Agreement and the transactions contemplated thereby. It is understood that, except for inclusion of this letter in its entirety in a proxy statement or tender offer recommendation statement on
Schedule 14D-9 from the Company to holders of Shares relating to the Transactions, this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

          As you know, on October 24, 1996, Norfolk Southern Corporation commenced a tender offer (the "NSC Offer") for all of the outstanding Shares at a price per Share of $100 net in cash, which per Share price was increased to $110 on November 8, 1996. Counsel to the Company has advised the Company's Board of Directors that the fact that the NSC Offer is subject to, among other conditions, the termination of the Merger Agreement and that the Company is currently contractually prohibited from terminating the Merger Agreement pursuant to Section 4.2(b) thereof creates significant legal uncertainty relating to the consummation of the NSC Offer. Counsel to the Company has advised the Company's Board of Directors that, under Pennsylvania law, in considering a proposed business combination, the Company's Board of Directors is empowered to take into account the long-term interests of the Company and all of its constituencies, not solely the highest price for the Company's Shares. Accordingly, at your request, in rendering our opinion, we did not address the relative


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merits of the Transactions, including said Section 4.2(b), the NSC
Offer and any alternative potential transactions.

          Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Offer and the Merger, when taken together, is fair to such holders (other than CSX, Tender Sub or any other subsidiary of CSX), from a financial point of view.


                                           Very truly yours,

                                           LAZARD FRERES & CO. LLC


                                           By /s/ J. ROBERT LOVEJOY
                                              -----------------------
                                               J. Robert Lovejoy
                                               Managing Director